ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM CLIENT/MATTER NUMBER 082961-0150

September [●], 2023

Hennessy Funds Trust Quaker Investment Trust

Re:	Form of Reorganization Opinion

Ladies and Gentlemen:

We have acted as tax counsel to Hennessy Funds Trust (the “Acquiring Trust”), a Delaware statutory trust, in connection with that certain Agreement and Plan of Reorganization between the Trust, on behalf of the Hennessy Stance ESG ETF (the “Acquiring Fund”), and the Quaker Investment Trust, a Delaware statutory trust (“Target Trust”), on behalf of the CCM Core Impact Equity Fund and the CCM Small/Mid-Cap Impact Value Fund (each a “Target Fund” and, together, the “Target Funds”), dated as of April 26, 2023 (the “Plan”).  Under the Plan, the Acquiring Fund will acquire all of the assets of (excluding Excluded Assets, as defined in the Plan) and assume liabilities of (excluding Excluded Liabilities, as defined in the Plan) such Target Fund generally in exchange for shares of beneficial interest of the Acquiring Fund (the “Reorganization”).You have asked for our opinion on certain U.S. federal income tax consequences of the Reorganization.  This opinion is solely for the benefit of the Acquiring Fund, the Target Funds, and their respective shareholders, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.  Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the certificates delivered to us by the Acquiring Trust for itself and on behalf of the Acquiring Fund and by the Target Trust on behalf of the Target Funds, and dated as of even date herewith (the “Certificates of Representations”).

In our capacity as tax counsel to the Acquiring Trust and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Plan, (ii) the Certificates of Representations, (iii) the Registration Statement on Form N-14 (the “Registration Statement”), and (iv) such other documents we considered relevant to our analysis.  We have assumed that all parties to the Plan and to any other documents examined by us have acted, and will act, in accordance with the terms of the Plan and such other documents without waiver of material terms or conditions set forth therein.  In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.  We have also assumed, in rendering the opinion set forth below, that any representation of fact in the documents upon which we have relied that is made “to the knowledge” or similarly qualified is correct without such qualification.

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Reorganization will qualify as a

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

September [●], 2023

“reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Acquiring Fund and each Target Fund.

This opinion is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions all as of even date herewith.  The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect.  In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts.  Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

In addition, the opinion set forth herein is based upon facts and circumstances as they exist as of the date of this opinion, and any change in the facts as set forth herein, or in existing law or in the investments of the Acquiring Fund or the Target Funds, could affect the opinion expressed herein, perhaps adversely.  We assume no obligation to update or supplement such opinion to reflect any change in facts or circumstances that may hereafter come to our attention.

We hereby consent to the use of our name under the captions “The Proposed Plan and Resulting Reorganizations—Material U.S. Federal Income Tax Consequences,” and “Legal Matters” in the Information Statement/Prospectus that is part of the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

Foley & Lardner LLP